Exhibit 99.1

Albany International Announces New CEO

ROCHESTER, N.H.--(BUSINESS WIRE)--February 5, 2018--Albany International Corp. (NYSE:AIN) announced today its Board of Directors has appointed Olivier Jarrault as President, Chief Executive Officer and a member of the Board to succeed Joseph G. Morone, effective March 2.

Mr. Jarrault, 56, is a 14-year veteran of Alcoa, where his career culminated in his appointment in 2011 as Executive Vice President and Group President of Alcoa Engineered Products and Solutions (“EPS”), leading a portfolio of global advanced-technology components manufacturing businesses serving a number of markets, including aerospace, industrial gas turbines, commercial transportation, and building and construction. At the helm of EPS until 2016, Jarrault drove, through a combination of organic growth and several acquisitions of high performance materials companies, the transformation of the EPS value-add portfolio into a global multi-material aerospace product and solutions leader. Under Jarrault’s leadership, focused on growth, disciplined execution and operational excellence, all of Alcoa’s downstream businesses successfully increased their financial performance. EPS aerospace customers include Safran, GE, United Technologies, Boeing and Airbus. In his role as EVP and Group President of EPS, Mr. Jarrault had extensive interactions with Alcoa’s investors and Board of Directors.

Mr. Jarrault brings 26 years of aerospace and industrial experience to Albany. Prior to being named Group President of EPS, he served in a number of senior management positions at Alcoa - including as Chief Operating Officer of EPS in 2010 and President of Alcoa Fastening Systems from 2003 to 2009 - as well as at Fairchild Fasteners and LISI Aerospace. Born in Lille, France, Mr. Jarrault earned an MS in mechanical engineering from the California Institute of Technology and an MBA from UCLA, and is a dual citizen of the U.S. and France.

Erkie Kailbourne, Chairman of Albany’s Board of Directors, said, "The Board of Directors is very pleased to welcome Olivier Jarrault as our next President and CEO. Olivier’s experience leading a portfolio of manufacturing businesses across a broad market spectrum – including aerospace, industrial gas turbines, commercial transportation and construction - and his demonstrated talent for organizational leadership, make us confident of his ability to lead Albany’s Machine Clothing and AEC businesses. And given his particular experience in aerospace - addressing the same markets and working with the same customers as Albany’s AEC business segment - combined with his proven track record of leading a global Tier 1 aerospace supplier through a period of significant growth, both organically and through acquisition, he is the ideal person to build upon what Joe Morone has already accomplished, and lead AEC through its next stages of growth and maturity.”

Dr. Joseph G. Morone, Albany’s outgoing President and CEO, added, "In a very short time, I have developed a deep respect for Olivier. He is a strategist, but also hands-on. He is a technology-driven, growth-oriented builder of businesses, but also pays strict attention to financial discipline. He has extensive experience with boards and investors, but stays close to operations, and has extensive experience negotiating long-term, high-value agreements with aerospace customers. In my opinion, he is superbly qualified to lead Albany. I have no doubt that building on Albany’s strengths in both businesses, he’ll take the Company to an entirely new level of capability and performance."

Mr. Jarrault said, "I am privileged to have the opportunity to lead Albany - a company with such a proud and compelling history, with significant strengths and exceptional growth potential. I am excited to engage with the customers, the entire Albany organization and the Board, to continue and further expand the efforts already underway to provide greater value to our customers, and to deliver increased returns for our shareholders."

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com